Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Middleburg Financial Corporation of our reports dated March 13, 2015, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Middleburg Financial Corporation for the year ended December 31, 2014.

We also consent to the reference to our firm under the caption "Experts" included in the Prospectus, which is part of this Registration Statement.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, VA
September 15, 2015